Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-1 (File Nos. 333-281897, 333-278978, 333-276592, 333-273332), Form S-3 (File Nos. 333-284955, 333-271304, 333-290164) and Form S-8 (File Nos. 333-262225, 333-293921) of AgEagle Aerial Systems Inc. of our report dated March 31, 2025, which includes an explanatory paragraph relating to AgEagle Aerial System, Inc’s ability to continue as a going concern, relating to the consolidated financial statements of the Company as of and for year ended December 31, 2024, which appear in this Annual Report on Form 10-K.

/s/ WithumSmith+Brown, PC

Orlando, Florida

March 31, 2026